Exhibit 3.1

CERTIFICATE OF FORMATION
OF
NEW PUBLIC RANGERS, L.L.C.

This Certificate of Formation, dated October 16, 2013, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1.                                      Name.  The name of Company is “New Public Rangers, L.L.C.”

2.                                      Registered Office; Registered Agent.  The address of the registered office required to be maintained by Section 18-104 of the Act is:

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

EXECUTED as of the date first written above.

By:	/s/ Crosby Scofield
Name: Crosby Scofield
Title: Authorized Person